Exhibit 21.1

SUBSIDIARIES OF WORLDQUEST NETWORKS, INC.

		State of
	Percentage	Incorporation
Name	Ownership	or Organization
buyindiaonline.com Inc.	100%	Delaware
WQN Mercury Inc.	100%	Delaware